   As filed with the Securities and Exchange Commission on November 30, 1999
                                            Registration Statement No. 333-91483
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                               -----------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                             38-3306717
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                          4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075
                                 (248) 386-8300
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                RICHARD D. HELPPIE, JR., CHIEF EXECUTIVE OFFICER
                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                          4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075
                                 (248) 386-8300
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                  ---------------------------------------------
                                   COPIES TO:
                                WILLIAM E. DORAN
                             SACHNOFF & WEAVER, LTD.
                         30 S. WACKER DRIVE, 29TH FLOOR
                             CHICAGO, ILLINOIS 60606
                                 (312) 207-6412
                  ---------------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

-----------------

         If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                               -----------------
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                -----------------



     THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                  42,553 SHARES
                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                                  COMMON STOCK
                                 $0.01 PAR VALUE

THE COMPANY:                                  THE OFFERING:
-  We are a leading national provider of      -  The selling stockholder (or its
   Digital Business Transformation(TM)           successors, distributees or permitted
   services to the healthcare industry,          assigns) is offering 42,553 shares.
   providing a wide range of consulting,         The Company will not receive any of
   outsourcing, systems integration and          the proceeds from the sale of the
   e-commerce services                           shares.
-  Superior Consultant Holdings Corporation   -  The selling stockholder may sell the
   4000 Town Center, Suite 1100                  shares from time to time, using a
   Southfield Michigan 48075                     broker, dealer or agent, or directly,
                                                 in open market transactions, block
                                                 trades, ordinary brokers trades or in
                                                 privately negotiated transactions.
                                                 The selling stockholder or any broker
                                                 or dealer may use the prospectus. The
                                                 price at which the selling
                                                 stockholder will sell the shares and
                                                 commissions, if any, to be paid, may
                                                 vary based on prevailing market
                                                 prices or may be privately negotiated
                                                 and as a result are not known at this
                                                 time.
-  Nasdaq Symbol: SUPC                        -  There is an existing trading market
                                                 for these shares. The last reported
                                                 sale price on November 18, 1999 was
                                                 $12.813.


      THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1

                             -----------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANY ONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

               The date of this Prospectus is November 30, 1999.

                                TABLE OF CONTENTS


RISK FACTORS..................................................................1

AVAILABLE INFORMATION........................................................10

INFORMATION INCORPORATED BY REFERENCE........................................10

THE COMPANY..................................................................11

USE OF PROCEEDS..............................................................11

SELLING STOCKHOLDER..........................................................12

PLAN OF DISTRIBUTION AND OFFERING PRICE......................................13

VALIDITY OF STOCK............................................................14

EXPERTS......................................................................14


We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date hereof.

                                  RISK FACTORS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, there will be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus, or in our other publicly filed reports which are or later will be incorporated herein, could have a material adverse effect on our business, operating results and financial condition.

     In addition to the other information in this prospectus, or in our other publicly filed reports which are or later will be incorporated herein, you should consider the following factors carefully in evaluating an investment in the shares offered by this prospectus:

     VARIABILITY OF QUARTERLY OPERATING RESULTS

     We have experienced significant quarterly fluctuations in our operating results. Variations in our revenues and operating results may continue from quarter to quarter as a result of a number of factors, including:

     -    Employee billing and utilization rates;

     - The failure to secure and deliver new client contracts at the budgeted rate, and the resulting negative impact on utilization of our consultants;

     - Industry spending patterns and market conditions that may affect adversely the buying decisions of our current and prospective clients, such as the uncertain level of spending on information technology before and after the year 2000 conversion, the continued consolidation among healthcare provider entities and the projected reduction in reimbursements available to healthcare providers;

     - The relatively longer sales cycle in obtaining new clients and larger contracts;

     - The number and significance of active client engagements during a quarter;

     -    Increased investment in new services and other strategic initiatives;

     - The decision of clients to defer commitments on new projects until after the end of the calendar year or the client's fiscal year; and

     -    Client budgetary cycles and pressures;



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


     -    The loss or reduction in scope of significant client relationships;
          and

     - General economic conditions and adverse developments in the financial condition of our clients.

     Our existing clients can generally reduce the scope of or cancel their use of our services without penalty and with little or no notice. If a client defers, modifies or cancels an engagement or chooses not to retain us for additional phases of a project, we must be able to rapidly redeploy our employees to other engagements in order to minimize underutilization of employees and the resulting harm to our operating results.

     Because a substantial percentage of our expenses, particularly personnel, facilities and technology, are relatively fixed in advance of any particular quarter, variations in the size or number of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in operating results from quarter to quarter. Given the possibility of such fluctuations, we believe that comparisons of our results of operations for preceding quarters are not necessarily meaningful and that you should not rely upon the results for one quarter as an indication of future performance. Based on the preceding factors, it is possible that we may experience a shortfall in revenue or earnings from expected levels or otherwise fail to meet expectations of securities analysts or the market in general. In such event, the price of our common stock could be materially adversely affected.

     OUR LONG SALES AND PROJECT DELIVERY CYCLES EXPOSE US TO POTENTIAL LOSSES.

     Our sales process for outsourcing and network related projects is often subject to delays associated with the lengthy approval process that typically accompanies significant capital expenditures by our clients. During this process, we expend substantial time, effort and resources marketing our services, preparing contract proposals and negotiating contracts. Any failure to obtain a signed contract and receive payment for our services after expending significant time, effort and resources could materially and adversely affect our revenues and financial condition.

     HEALTHCARE INDUSTRY CONCENTRATION

     We derived the substantial majority of our revenues in 1997, 1998 and the first nine months of 1999, from clients involved in the healthcare industry. As a result of our focus on healthcare consulting, our business, financial condition and results of operations are influenced by conditions affecting this industry, including changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare providers. Current conditions affecting the healthcare industry and the risks they create include:

     - Regulatory Change. The Balanced Budget Act of 1997 has resulted in substantial limitations on capital expenditures and investments in the healthcare industry. In addition, many federal and state legislators have announced that they intend to propose programs to reform the United States healthcare system at both the federal and state level and government agencies have intensified efforts to monitor fraud and abuse in healthcare programs reimbursed by federal and state agencies. These efforts could adversely affect our clients, result in lower reimbursement rates and change the environment in which providers operate and could otherwise adversely affect service providers such as ourselves. The ongoing impact of the Balanced Budget Act of 1997 on the Company's healthcare


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


          industry clients cannot be predicted with certainty. Reduced revenues to the healthcare industry could adversely affect service providers such as ourselves.

     - Cost Pressure. Large private purchasers of healthcare services are placing increasing cost pressure on providers. Healthcare providers have and may continue to react to these cost pressures and other uncertainties by curtailing or deferring investments, including investments in our services.

     - Industry Consolidation. Many healthcare providers are consolidating to create larger healthcare delivery organizations and are forming affiliations for purchasing products and services. These consolidations and affiliations reduce the number of potential customers for our services and the increased bargaining power of these organizations could lead to reductions in the amounts paid for our services. In addition, this consolidation is likely to result in the acquisition of certain of our clients, and such clients may scale back or terminate their relationship with us following their acquisition.

     The impact of these developments in the healthcare industry is difficult to predict and could have a material adverse effect on our business.

RISK OF NEW BUSINESS INITIATIVES

     We have and intend to continue to enter into strategic affiliations with and make substantial economic investments in start-up and early-stage business ventures engaged in e-commerce and other web based initiatives focused on the healthcare industry (e-health). There is no assurance that our investment in any particular e-health venture will yield any investment return or produce any appreciable amount of services revenue. We are presently holding substantially all of e-health investments for strategic purposes, and there can be no assurance that we will ultimately be able to sell these investments at a profit.

In addition to our strategic investments, we are making significant investments in directing significant portions of our internal business toward the provision of e-health services. We believe that the market developing for e-health and systems integration services markets will require a different set of skills and capabilities from traditional information technology services. In contrast to traditional information technology, e-health and system integration services combine Internet application development skills with business intelligence and strategy focused on the client and its customers. We cannot be certain that a viable market for e-health will emerge or be sustainable. If a viable and sustainable market for our e-health services does not develop, our growth could be negatively affected. Even if an e-health market develops, we may not be able to differentiate our services from those of our competitors. If we do not differentiate our services, our revenue growth and operating margins may decline.

     PROJECT RISKS

     Many of our engagements involve projects which are critical to the operations of our clients' business and which provide benefits that may be difficult to measure. Our inability to meet a client's expectations in the performance of our services could damage our reputation and adversely affect our ability to attract new business. In addition, we could incur substantial costs and expend significant resources correcting errors in our work, and could possibly become liable for damages caused by such


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


errors. For example, the healthcare industry faces potential difficulties with its information systems and business operations arising out of potential Year 2000 problems. We currently assist clients in auditing Year 2000 compliance in their efforts to develop programs to render information systems Year 2000 compliant. The year 2000 problem is the result of prior computer programs being written using two digits, rather than four digits, to define the applicable year. Any of our client's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculations. Additionally, we have assisted and continue to assist our clients in selecting and implementing software applications for the clients' use in their business. While we are not aware of any existing or potential claims, if Year 2000 related systems failures in the information systems or other systems of our clients occur, we could become involved in disputes which could negatively impact client relationships. A negative impact on client relationships could adversely affect our business whether or not we bear any responsibility, legal or otherwise, for the occurrence of those problems.

     OUTSOURCING RISKS; FIXED PRICE CONTRACTS

     We have established a program to provide healthcare IT outsourcing which includes interim management, personnel acquisition and facilities management, and/or the transfer of a client's information system assets--hardware/software and human resources--from an internal business function to an outsourced service. To implement our outsourcing program, we may be required to make substantial investments in capital assets and personnel for certain outsourcing contracts. We may also be dependent upon our ability to hire and retain some or all of an outsourcing client's former IT staff in order to provide appropriate service levels. The recent increase in government scrutiny of provider reimbursement practices could also adversely affect the provision of outsourcing services and its profitability. There can be no assurance that we will in each instance either assess accurately the investment required for an outsourcing contract, or negotiate and perform any of our outsourcing contracts in a profitable manner. Competitors have and we anticipate that competitors will continue to increase their focus on this market. This increased focus has to date and may continue to adversely affect our ability to obtain new outsourcing contracts as well as the profitability of any such contracts. In addition, our ability to perform adequately under our outsourcing agreements could adversely affect our ability to obtain future consulting engagements from these or other clients. As a result of our obtaining additional outsourcing contracts and the nature of the practices of certain recently acquired companies, an increasing portion of our projects are billed on a fixed-fee basis as opposed to our general method of billing on a time and materials basis. Our inability to estimate accurately the resources and related expenses required for a fixed-fee project or failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-fee contract was based could adversely affect our business.

     RECRUITMENT AND RETENTION OF PROFESSIONAL STAFF

     Our business involves the delivery of professional services and is labor-intensive. Our success depends in large part upon our ability to attract, develop, motivate and retain highly skilled consultants. Other consulting firms, healthcare providers and other healthcare industry participants, health information systems vendors, clients, systems integrators and many other enterprises compete with us for employees with the skills required to perform the services we offer. We may not be able to attract and retain a sufficient number of highly skilled employees in the future, and we may not continue to be successful in training, retaining and motivating employees. The loss of a significant


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


number of consultants and/or our inability to hire a sufficient number of qualified consultants would adversely affect our ability to secure, service and complete client engagements and could have an adverse effect on our business.

     MANAGEMENT OF GROWTH

     In the past, our growth has strained our internal resources, and this strain could continue in the future. We attempt to manage the demands on our resources by: (1) implementing and improving our operational, financial and management information systems, and (2) motivating and effectively managing our evolving workforce. In addition, our success will depend in large part on our ability to maintain high levels of consultant utilization, maintain or increase billing rates, maintain quality and accurately set and meet schedules. Our inability to manage effectively any of these variables could adversely affect the quality of our services, our ability to retain key personnel and our results of operations.

     RISKS OF COMPLETED ACQUISITIONS AND INVESTMENTS; RISKS OF ACQUISITION AND INVESTMENT STRATEGY

     Since our initial public offering, we have consummated numerous acquisitions and strategic equity investments and we expect to continue to expand through acquisitions and strategic equity investments as a part of our growth strategy. However, we may not achieve the anticipated benefits of these acquisitions and strategic investments and may not fully implement our growth strategies, if we do not successfully integrate with our acquired businesses and investment partners in a timely manner. The necessity of integrating personnel with disparate business backgrounds and corporate cultures may initially increase the difficulties of such integration. Management's focus on the integration of acquired companies and the implementation of our strategy may cause interruption, or loss of momentum, in our ongoing activities or one or more of the acquired companies. Such interruption or loss of momentum could adversely affect our business. The Company's strategic investments and related operating relationships have been principally directed toward enhancing the Company's ability to provide a growing menu of internet related solutions to our client base. There can be no assurance that the entities in which the Company has invested, and with whom we have entered into operating agreements, will be successful in developing product or service offerings that will enhance the Company's business.

     We intend to continue to expand our geographic presence, industry expertise and technical scope through strategic acquisitions and alliances with companies that provide additional and complementary products, services or skills or have strategic client relationships. We may not be able to identify suitable acquisition candidates or, if identified, we may not be able to acquire such companies on suitable terms. Moreover, many other companies are competing for acquisition candidates, which could increase the price of acquisition targets and decrease the number of attractive companies available for acquisition. Acquisitions also involve a number of special risks, including:

     - Adverse effects on our reported operating results including increased goodwill amortization and interest expense;

     -    Diversion of management attention;

     - Risks associated with unanticipated problems, liabilities or contingencies;

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


     - Difficulties related to the integration and management of the acquired business;

     - Risks of entering markets in which we have limited or no direct expertise; and

     -    The potential loss of key employees of the acquired companies.

     In addition, acquisitions may require us to spend significant funds. An acquisition may not result in long-term benefits, and management may not be able to manage effectively the resulting business. The occurrence of some or all of the events described in these risks could have a material adverse effect on our business.

     In May 1999 we entered into a strategic alliance with Microsoft Corporation under which Microsoft and the Company will advance the Microsoft enterprise products and solutions as the premier information management platform for the healthcare industry. In furtherance of this alliance, we have and will continue to make substantial investments and financial commitments for software licenses, facilities development and recruitment and training of personnel. There is no assurance we will be successful in our efforts to recruit and train necessary personnel, nor as to how rapidly, if at all, we will be able to deploy these newly trained personnel in billable engagements. Additionally, there can be no assurance as to what extent the Microsoft platform will be embraced by the healthcare community. The lack of such acceptance could materially and adversely effect the Company's return on these investments.

     CLIENT CONCENTRATION

     We derive a significant portion of our revenues from a relatively limited number of clients. For example, during 1997 and 1998 our five largest clients accounted for approximately 23.6% and 27.7%, respectively, of our revenues. During the first nine months of 1999 our five largest clients accounted for approximately 26.4% of our revenues. Four of our top five clients in 1997 were also among our five largest clients during 1998. Except for our outsourcing contracts, which typically are for more than one year, clients engage us on an assignment-by-assignment basis, and a client can generally terminate an assignment at any time without penalty. In addition, the level of our consulting services required by any individual client can diminish over the life of its relationship with us, and we cannot give any assurance that we will be successful in establishing relationships with new clients as this occurs. Moreover, we cannot give any assurance that our existing clients will continue to engage us for additional projects or do so at the same revenue level. In 1999 we have essentially terminated our relationship with one of our largest clients which has had a materially adverse impact on our business. The loss of any other significant client or significant contract (such as a large outsourcing agreement) could also adversely effect our business.

     VENDOR SYSTEMS CONCENTRATION

     The healthcare industry can choose among numerous healthcare information systems solutions. Vendors of these products come into and out of favor depending on a variety of factors. Although our consultants have expertise with the information systems developed by numerous healthcare information system vendors, we have historically experienced periodic revenue concentration from client projects involving the products of an evolving relatively small group of vendors. We believe that this concentration generally reflects the current favor of the healthcare industry participants that we serve to these vendors. Should any one or more of these vendors (or any other vendors with whose products we have substantial involvement) lose favor in the healthcare industry, we would be required to refocus our efforts on alternative information systems products of other vendors. The loss of a


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


major portion of our business with respect to any one of these vendors could adversely affect our business.

     DEPENDENCE ON SENIOR MANAGEMENT

     Our success is highly dependent upon the efforts, abilities and business generation capabilities of our senior management team, including our three most senior executive officers: Richard D. Helppie, Jr., Chairman and Chief Executive Officer; Charles O. Bracken, Vice Chairman and Executive Vice President; and Robert R. Tashiro, President and Chief Operating Officer. Although we manage client relationships at many levels, the loss of the services of any of these key executives for any reason could adversely affect our business. Moreover, certain client and industry relationships and areas of expertise depend on the efforts, abilities and business generation capabilities of other members of our management team. The loss of any of these management team members could adversely affect our business.

     COMPETITION

     The market for our services is highly fragmented, highly competitive and is subject to rapid change. We believe that we currently compete principally with a variety of market segments, including:

     -    systems integration firms;

     - national consulting firms, including the consulting divisions of large accounting firms;

     -    general management consulting firms;

     -    regional and specialty consulting firms;

     -    internet development and e-commerce firms;

     -    information system vendors;

     -    service groups of computer equipment companies; and

     -    facilities management companies.



     Many of our competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. Moreover, those competitors that sell or license their own software may in the future attempt to limit or eliminate the use of third party consultants, such as ourselves, to implement and/or customize such software. In addition, vendors whose systems may enjoy wide market acceptance and large market share could enter into exclusive or restrictive agreements with other consulting firms which could eliminate or substantially reduce our implementation work for those systems. Entry barriers into our markets are relatively low, and we have faced and expect to face additional competition from new entrants into the healthcare consulting industry. In addition, combinations and consolidations in the consulting industry will give rise to larger competitors whose relative strengths are impossible to predict. We


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also compete with our clients' internal resources, particularly where these resources represent a fixed cost to the client. This internal client competition may heighten as consolidation of healthcare providers creates organizations large enough to support more sophisticated internal information management capabilities. Our inability to compete effectively with current and future competitors, and competitive pressures facing us (including wage pressures as the consultant labor market tightens) may reduce our revenue or operating margins or otherwise adversely affect our business.

     LIMITED PROTECTION OF PROPRIETARY SYSTEMS AND PROCEDURES

     Our success depends in part upon our information and communication systems, databases, tools, and the methods and procedures that we have developed specifically to serve our clients. In addition, our enterprise-wide communications segment has and will continue to develop groupware tools and applications. Because we have no patents or registered copyrights, we rely on a combination of nondisclosure and other contractual arrangements and copyright, trademark and trade secret laws to protect our proprietary systems, information and procedures. We can offer no assurance that the steps we have taken to protect these rights will be adequate to prevent theft or detect unauthorized use, and we may not take appropriate steps to enforce our proprietary rights. We believe that our systems and procedures and other proprietary rights do not infringe upon the rights of third parties. However, if a party sues us in the future claiming that our business or systems infringe on their intellectual property, we may have to enter into expensive litigation regardless of the merits of such claims.

     INFLUENCE OF PRINCIPAL STOCKHOLDER

     When this offering is complete, our principal stockholder and Chief Executive Officer Richard D. Helppie, Jr., will beneficially own approximately 31% of our outstanding shares of Common Stock. As a result, Mr. Helppie will retain the voting power to exercise significant influence over the outcome of matters requiring a stockholder vote, including the election of directors and the approval of significant corporate matters. Such a concentration of control could adversely affect the market price of the common stock or could delay or prevent a change in control.

     STOCK PRICE VOLATILITY

     The trading price of our common stock has fluctuated widely. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. The overall market and the price of our common stock may continue to fluctuate greatly in the future.

     Our common stock was first publicly traded on October 10, 1996 after our initial public offering of common stock to the public at $16 per share. Between October 10, 1996 and November 15, 1999 the sale price has ranged from a low of $10.625 per share to a high of $47.250 per share. The market price of our common stock could continue to fluctuate substantially due to a variety of factors, including:

     -    Quarterly fluctuations in results of operations;

     -    Changes in the healthcare and IT consulting environments;

     -    Announcement and market acceptance of acquisitions;


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


     - Adverse circumstances affecting the introduction or market acceptance of new services we might offer in the future;

     -    Announcements of key developments by competitors;

     -    Changes in earnings estimates by analysts;

     -    Sales of common stock by existing holders; and

     -    Loss of key personnel.

     The market price for our common stock has and could also be affected by our ability to meet analysts' expectations. Failure to meet such expectations, has had in the past and could in the future, have a material adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, operating results and financial condition.

     IMPACT OF ANTI-TAKEOVER PROVISIONS ON OUR STOCK PRICE

     Our certificate of incorporation and by-laws and the Delaware General Corporation Law include provisions that may be deemed to have antitakeover effects and may delay, defer or prevent a takeover attempt that stockholders might consider in their best interests. Our board of directors is divided into three classes, each of which is elected for staggered, three-year terms. Our by-laws contain provisions under which only the chairman of the board, a majority of the board of directors or stockholders owning at least 50% of our capital stock may call meetings of stockholders and which require certain advance notice procedures for nominating candidates for election to the board of directors. Our board of directors is empowered to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action. The existence of this "blank-check" preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, this "blank check" preferred stock, and an issuance thereof, may have an adverse effect on the market price of our common stock. Furthermore, we are subject to the antitakeover provisions of
Section 203 of the Delaware General Corporation Law that prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 and certain other provisions of the certificate of incorporation could also have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of our common stock.

                              AVAILABLE INFORMATION

         We file reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information may be obtained:

- At the Public Reference Room of the Commission, Room 1024 - Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549;

- At the public reference facilities at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

- By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549;

- At the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, DC 20006; or

- From the Internet site maintained by the Commission at http://www.sec.gov. which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

Some locations may charge prescribed or modest fees for copies.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act covering the shares of Common Stock offered by this prospectus. As permitted by the Commission, this prospectus, which constitutes a part of the Registration Statement, does not contain all the information included in the Registration Statement. You may obtain such additional information from the locations described above. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the contract or other document for all the details.


                      INFORMATION INCORPORATED BY REFERENCE

     We have previously filed the following documents with the Commission under the Securities Exchange Act of 1934, as amended, and they are incorporated into this prospectus by reference:

         (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 31, 1999;

         (b) Our Proxy Statement for our Annual Meeting of Stockholders held on May 6, 1999, filed on April 9, 1999;

         (c) Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999 (filed on May 9, 1999), June 30, 1999 (filed on August 16, 1999) and September 30, 1999 (filed on November 15, 1999); and

         (d) the description of our Common Stock contained in the Company's Registration Statement on Form 8-A, declared effective October 9, 1996.

         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering are incorporated by reference and become a part of this prospectus from their date of filing. Any statements contained in this prospectus or in a document incorporated by reference are modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         On request, we will provide anyone who receives a copy of this prospectus with a copy of any or all of the documents incorporated in this prospectus by reference. Written or telephone requests for such copies should be directed to our principal office: Superior Consultant Holdings Corporation, Investor Relations Department, 4000 Town Center, Suite 1100, Southfield, MI 48075.

                                   THE COMPANY

               Superior Consultant Holdings Corporation, conducts its business in three segments through its primary operating subsidiary, Superior Consultant Company, Inc. ("Superior"). Superior is a leading provider of Digital Business TransformationTM services to the healthcare industry. Superior's services assist clients to compete in the information driven economy. Through consulting, outsourcing, systems integration and e-commerce services, Superior provides all segments of the healthcare and other industries with the tools and strategies needed to effectively serve customers and capitalize on e-commerce opportunities. The healthcare consulting segment provides information technology, as well as strategic and operations management consulting and outsourcing services to a broad cross-section of healthcare industry participants and information systems vendors. The enterprise-wide communications segment assists companies in various industries, including healthcare, with network and telecommunication design and acquisition, enterprise messaging, intranet and web strategies, workgroup consulting, as well as software and application development solutions. The e-commerce / systems integration segment, which was established effective July 1, 1999, has a national focus on promoting the use of electronic information exchange to address the opportunities and challenges of the health care industry. The e-commerce / systems integration segment assists hospitals, payors, physician networks, internet based healthcare companies, and ancillary healthcare providers in developing and implementing strategic business objectives as they relate to e-commerce / systems integration and the efficient use of the internet in healthcare.

         Our executive offices are located at 4000 Town Center, Suite 1100, Southfield, MI 48075. Our telephone number is (248) 386-8300.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholder herein.

                               SELLING STOCKHOLDER

         We issued 42,553 shares of Common Stock to Gary W. Clark (the "Selling Stockholder"), pursuant to a recent amendment to the Asset Purchase Agreement, dated as of November 4, 1998, among Superior, the Selling Stockholder and Clark Information Services, Inc. ("Clark"), under which we acquired certain assets and business operations of Clark (the "Purchase Agreement"). The Selling Stockholder is currently a Division Vice President with Superior.

         The following table sets forth for the Selling Stockholder the number of shares beneficially owned by the Selling Stockholder prior to this offering, the maximum number of shares to be offered and the number of shares beneficially owned by the Selling Shareholder after this offering, assuming that all of the shares being offered for sale are actually sold by the Selling Stockholder. The percentage of outstanding shares held by the Selling Stockholder is less than one percent.

                               NUMBER OF SHARES    NUMBER OF SHARES      NUMBER OF SHARES
                               ----------------    ----------------      ----------------
                                OWNED PRIOR TO       BEING OFFERED        AFTER OFFERING
                                --------------       -------------        --------------
       SELLING STOCKHOLDER         OFFERING
       -------------------         --------
Gary W. Clark                       55,886              42,553               13,333

                     PLAN OF DISTRIBUTION AND OFFERING PRICE

         The Selling Stockholder, or his pledgees, donees, transferees or other successors in interest may sell the shares offered hereby from time to time. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The shares may be sold by any method including one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
(c) an exchange distribution in accordance with the rules of such exchange; and
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated prior to the sale. The Selling Stockholder and any brokers or dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder may agree to indemnify such broker-dealers with respect to the shares offered hereby against certain liabilities, including certain liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholder with respect to the shares offered hereby against certain liabilities, including certain liabilities under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company will pay the registration expenses incident to the offering and sale of the shares by the Selling Stockholder to the public. Such expenses (estimated to be $20,000) include legal and accounting expenses, filing fees payable to the Commission, applicable state "blue sky" filing fees and printing expenses. The Company, however, will not pay for any expenses, commissions or discounts of underwriters, dealers or agents for the Selling Stockholder.

         Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with or perform services for us or the Selling Stockholder in the ordinary course of business.

         Our Common Stock is currently traded on the Nasdaq National Market. The public offering price for any shares that are sold will be determined by the price indicated on such system at the time such sale occurs, or at such price as shall be determined through private negotiations between the buyer and the Selling Stockholder, or his agent.

                                VALIDITY OF STOCK

         The validity of the shares will be passed upon for the Company by Sachnoff & Weaver, Ltd., Chicago, Illinois ("S&W").

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee.

              SEC registration fee.......................$  147
              Printing expenses...........................3,500
              Legal fees and expenses.....................6,000
              Accounting fees and expenses................6,000
              Miscellaneous expenses......................4,353

                                       Total....................$20,000
                                                                =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL empowers a Delaware corporation to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened because such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

         In accordance with Section 102(b)(7) of the DGCL, Article XIII of the Company's Amended and Restated Certificate of Incorporation provides that "no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by an amended DGCL. Any repeal or modification of this Article XIII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification."

         The Company's Certificate of Incorporation and By-Laws contain provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

         The Company has entered into indemnification agreements with each of its executive officers and directors in which the Company agrees to indemnify and hold harmless the officer or director to the fullest extent permitted by applicable law against any and all attorneys' fees and all other expense, cost, liability and loss (including a mandatory obligation by the Company to advance reimbursement of legal fees and expenses) paid or incurred by such officer or director or on his or her behalf in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation not initiated by the officer or director that he or she believes in good faith might lead to a proceeding, inquiry or investigation (a proceeding) relating to the fact that the officer or director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action or inaction by the officer or director in such capacity. However, the Company's obligation to indemnify the officer or director is subject to a determination by: (i) the Company's Board of Directors, by vote of the majority of disinterested directors, or such person or body appointed by the Board of Directors who is a disinterested party; (ii) under certain circumstances, independent legal counsel appointed by the Board of Directors in a written opinion; or (iii) a court of competent jurisdiction in a final, nonappealable adjudication, that the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, the officer or director had no reasonable cause to believe that his or her conduct was unlawful.


ITEM 16. EXHIBITS.

     (a) Exhibits:

           4    Specimen Common Stock Certificate (1)

           5 Opinion of Sachnoff & Weaver, Ltd. regarding the legality of the securities being registered

          23.1  Consent of Grant Thornton LLP

          23.2  Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 5)

          24 Powers of Attorney (included on the Signature Page of the Registration Statement on Form S-3 filed with the SEC on November 23, 1999)

(1) Incorporated by reference from the Registrant's Form S-1 Registration Statement as filed with the SEC on August 15, 1996 (File No. 333-10213).

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on November 29, 1999.


                                SUPERIOR CONSULTANT HOLDINGS
                                CORPORATION

                                BY:  /s/ James T. House*
                                   -------------------------------------------
                                     James T. House, Chief Financial Officer




         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



        SIGNATURE                                 TITLE                                 DATE
------------------------------    -------------------------------------          -----------------
 /s/ Richard D. Helppie, Jr.*     Chairman, Chief Executive Officer and          November 29, 1999
------------------------------    Director
   Richard D. Helppie, Jr.


    /s/ James T. House*           Chief Financial Officer                        November 29, 1999
------------------------------
      James T. House


   /s/ Richard P. Saslow          Vice President, General Counsel and            November 29, 1999
------------------------------    Director
     Richard P. Saslow


   /s/ Charles O. Bracken*        Vice Chairman, Executive Vice President        November 29, 1999
------------------------------    and Director
     Charles O. Bracken



                                  Director                                       November 29, 1999
------------------------------
 Reginald M. Ballantyne III


   /s/ Bernard J. Lachner*        Director                                       November 29, 1999
------------------------------
     Bernard J. Lachner

   /s/ Kenneth S. George*
                                  Director                                       November 29, 1999
------------------------------
      Kenneth S. George


    /s/ John L. Silverman*
                                  Director                                       November 29 1999
------------------------------
      John L. Silverman


    /s/ Douglas S. Peters*        Director                                       November 29, 1999
------------------------------
      Douglas S. Peters


                                  Director                                       November 29, 1999
------------------------------
       C. Everett Koop




* /s/ Richard P. Saslow
------------------------------
      Richard P. Saslow
      Attorney-in-Fact